Exhibit 99.1

Contact:	ComEd Communications	FOR IMMEDIATE RELEASE
312-394-3500

ComEd Announces Comprehensive Plan to Drive Cost Efficiencies and Effectiveness

CHICAGO (Feb. 17, 2009) – ComEd officials today announced their comprehensive plan to build a stronger company to meet the needs of its customers now and in the future.

As part of an ongoing process to make ComEd even more effective and efficient, ensuring its customers have reasonable rates, ComEd will continue to examine the business, improve processes, drive out unnecessary costs and work more efficiently.

“We are focused on both short- and long-term conditions of the business and our ability to continue providing safe and reliable service to our 3.8 million customers,” said Frank M. Clark, ComEd chairman and CEO. “We are taking immediate steps to address a rapidly changing economic environment, as well as maintaining our focus to become a stronger company through our efficiency, effectiveness and innovation initiatives.”

ComEd is taking a number of steps to address significant financial challenges as a result of the economic crisis. Specific effects the economic downturn is having on the company are:

•	A nearly 50 percent drop, over last year, in baseline new construction and new business expansion.

•	Load growth was slightly negative in 2008, and is expected to drop slightly more than one percent this year.

•	Higher unemployment increasing customer payment defaults.

•	In 2008, bad debt was $70 million, nearly twice the original budget.

•	Poor stock market performance significantly reducing pension and post retirement health care fund assets, which increases those costs for ComEd.

The plan to weather the economic downturn will involve every area of the company. Specific steps include cutting baseline new business spend in half to align with decreased demand, and eliminating or deferring some 2009 and 2010 capacity expansion projects to align with lower load projections.

These efforts are expected to result in approximately a $150 million reduction in capital spending from a budget of about $1 billion. In addition, for day-to-day operating expenses ComEd has targeted opportunities for approximately a $50 million reduction resulting in a revised forecast of slightly less than $1 billion exclusive of the increase in pension and post retirement health care expenses that arose from the year-end revaluation of fund assets and obligations. At this time, ComEd is working to redeploy employees in affected areas where reductions are taking place. At present, ComEd is not expecting a reduction in force and will continue to look for organizational efficiencies through an analysis of staffing and managing costs through ordinary attrition.

ComEd is committed to an ongoing strategy to make itself more effective, efficient and innovative. Despite the current financial concerns, ComEd also is focused on meeting customers’ changing expectations and is exploring the installation of smart meters and other Smart Grid technology in city and suburban communities as part of the Advanced Metering Infrastructure pilot this fall. This technology will provide additional efficiencies for the company through fewer calls to the Customer Care Centers and more effective outage location, and will empower customers to reduce their energy costs.

Page Two – ComEd Announces Comprehensive Plan

“We will surmount these new challenges by continuing to be flexible and remaining focused on the customer,” said Clark. “We are confident that these steps will help us meet our obligation to deliver safe and reliable electricity service while providing innovative solutions to meet customers’ needs in the 21st century.”

###

Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers. ComEd provides service to approximately 3.8 million customers across Northern Illinois, or 70 percent of the state’s population.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s and ComEd’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; and (2) other factors discussed in filings with the Securities and Exchange Commission by Exelon and ComEd. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. Neither Exelon nor ComEd undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this release.